                                   EXHIBIT 10.10

                         FORM OF DEBT CONVERSION AGREEMENT

                              DEBT CONVERSION AGREEMENT


       THIS DEBT CONVERSION AGREEMENT (this "Agreement"), dated as of ____________, is by and between JUMP SOFTWARE, INC., a California corporation ("Jump") and _________________, an individual ("Converter"), with reference to the following facts:

       A. Jump owes certain indebtedness to Converter which, as of the date of this Agreement, is in the total amount of $_________ (the "Indebtedness").

       B. Jump is in the process of merging (the "Merger") with America's Finest Water, Inc., a Nevada corporation, a publicly traded company (OTCBB:
AFWA) ("AFWA"). Upon completion of the Merger, Jump shall change its name to JumpMusic.Com, Inc. and designate a series of preferred stock entitled CLASS C REDEEMABLE AND CONVERTIBLE PREFERRED STOCK (the "Class C Preferred Stock") with the rights, privileges, and preferences set forth below.

       C. Upon completion of the Merger, the Indebtedness shall be converted into shares of the Class C Preferred Stock upon the terms and conditions set forth herein.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

       1. CONVERSION. Effective as of the date of this Agreement but contingent upon the closing of the Merger (the "Closing"), Jump hereby agrees to issue to Converter ____________ shares of Class C Preferred Stock (the "Shares") as payment in full of the Indebtedness. Effective as of the date of this Agreement, Converter hereby agrees to accept the Shares in full satisfaction of the Indebtedness.

       2.     TERMS OF THE CLASS C PREFERRED STOCK.

              a. RIGHTS, PRIVILEGES, AND PREFERENCES. The Class C Preferred Stock shall accrue a dividend of 10% per year and have liquidation preference to Jump's common shareholders.

              b. OPTIONAL CONVERSION BY THE HOLDERS. The holders of the Class C Preferred Stock shall have the option at any time following the Closing to convert such shares into shares of common stock of Jump based upon a conversion price of $3.00 per common share.

              c. MANDATORY CONVERSION BY JUMP. If the shares of Class C Preferred Stock are not converted earlier by the holder(s), at two years following the Closing, Jump shall be obligated to redeem for cash the Class C Preferred Stock at face value plus any accrued and unpaid dividends owed.

              d. OPTIONAL CONVERSION BY JUMP. Notwithstanding section 2c above, in the event that Jump's common stock trades at $4.50 per share or greater for ten (10) consecutive trading days, as measured by the closing bid price, Jump shall have the right, but not the obligation, to convert all or a portion of the Class C Preferred Stock on a pro rata basis into its common shares at the greater of $4.50 or the closing bid price on the date that Jump provides written notice of its intention to convert. Jump has thirty (30) calendar days after the tenth (10th) consecutive trading day to exercise this optional conversion. If Jump does not give written notice to the holders of the Class C Preferred Stock by the thirtieth (30th) calendar day following the tenth
(10th) consecutive trading day, this option has expired and is no longer exercisable by Jump until Jump's common stock AGAIN trades at $4.50 per share or greater for another ten (10) consecutive trading day period.

              e. PARTIAL CONVERSION BY JUMP. If Jump converts only a portion of the Class C Preferred Stock under Section 2d above, Jump will again have the option to convert all or a portion of the remaining outstanding Class

C Preferred Stock on a pro rata basis into its common shares at the greater of $4.50 or the closing bid price on the date that Jump provides written notice of its intention to convert PROVIDED THAT the condition that Jump's common stock trades at $4.50 per share or greater for ten (10) consecutive trading days, as measured by the closing bid price, must be again met after the prior conversion.

              f. REGISTRATION UPON OPTIONAL CONVERSION BY JUMP. If Jump exercises its option to convert all or a portion of the Class C Preferred Stock as set forth in Section 2d and/or 2e, Jump shall prepare and file within sixty (60) days of the date of conversion, and use its best efforts to have declared effective by the Securities and Exchange Commission as soon as practicable thereafter , a registration statement and such other documents, including a prospectus, as may be necessary in order to permit a public offering and sale of the shares of Common Stock into which the Class C Preferred Stock was converted. The Company will pay all expenses incident to completion of these registration rights, subject only to the requirement that the sellers shall pay all underwriting discounts or commissions with respect to the shares of Common Stock sold by such sellers. This registration right applies to each and every optional conversion by Jump, if there is more than one optional conversion by Jump exercised.

       3. LEGENDS AND RESTRICTIONS ON TRANSFER OR CONVERSION OF CLASS C PREFERRED STOCK. The transfer and/or conversion of the Class C Preferred Stock will be restricted in accordance with the terms hereof. Each certificate evidencing the shares of Class C Preferred Stock, including any certificate issued to any transferee thereof, shall be imprinted with legends in substantially the following form (unless otherwise permitted under this Agreement or unless such Class C Preferred Stock shall have been effectively registered and sold under the Securities Act of 1933, as amended (the "Act") and the applicable state securities laws):

       THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT IS IN EFFECT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

       Subject to Section 2f, upon conversion of the Class C Preferred Stock (by either Jump or the holder) into shares of Jump's common stock, such common stock shall also be restricted in accordance with the Rules of 144.

       The holder of any Class C Preferred Stock by acceptance thereof agrees, so long as any legend described in this Section shall remain on the certificates evidencing the Class C Preferred Stock, prior to any transfer of any of the same (except for a transfer effected pursuant to an effective registration statement under the Act or in compliance with Rule 144 or Rule 144A thereunder), to give written notice to Jump of such holder's intention to effect such transfer and agrees to comply in all material respects with the provisions of this Section. Such notice, if required, shall describe the proposed method of transfer of the Class C Preferred Stock in question. Upon receipt by Jump of such notice, if required, and if in the opinion of counsel to such holder, which opinion shall be reasonably satisfactory to Jump., the proposed transfer may be effected without registration under the Act in compliance with Section 4(2) or Rules 144 or 144A thereunder and under applicable state securities laws, then the proposed transfer may be effected; provided, however, that in the case of any holder which is a partnership, no such opinion of counsel shall be necessary for a transfer by such partnership to a partner of such partnership, or a retired partner of such partnership who retires after the date such partnership became a holder, or the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section to the same extent as if such transferee were originally a signatory to this Agreement. Upon receipt by Jump of such opinion and of such agreement by the transferee to be bound by this Section, the holder of such Class C Preferred Stock shall thereupon be entitled to transfer the same in accordance with the terms of the
notice (if any) delivered by such holder to Jump.   Each certificate evidencing
the Class C Preferred Stock issued upon any such transfer shall bear the legend set forth in this Section. Upon the written request of a holder of the Class C Preferred Stock, Jump shall remove the foregoing legend from the applicable certificates and issue to such holder new certificates therefor, free of any transfer legend if, with such request, Jump shall have received an opinion of counsel selected by the holder, such opinion to be reasonably satisfactory to Jump, to the effect that any transfers by said holder of such Class C Preferred Stock may be made to the public without compliance with either Section 5 of the Act or Rule 144 thereunder and applicable state securities laws. In no event will such legend be removed if such opinion is based upon the "private offering" exemption of Section 4(2) of the Act.

       4. REMOVAL OF ALL LIENS AND ENCUMBRANCES. Upon the Closing and upon conversion of the Indebtedness into shares of Class C Preferred Stock, Jump and the Converter shall remove all liens, encumbrances, restrictive covenant, and/or any other restriction that may exist as a result of the Indebtedness with respect to the amount of Indebtedness converted.

       5. NOTICES. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to Jump Software, Inc. at 201 San Antonio Circle, Suite 115, Mountainview, California 94040, ATTN: Dick Mathews, President, and to the Converter at his or her address as it last appears on the books and records of Jump.

       The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven business days after deposit thereof in the United States mail.

       6.     COUNTERPARTS; FACSIMILE SIGNATURES.   This Agreement may be
executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

       7. JURISDICTION. Any dispute, claim, or any other legal proceedings in relation to this Agreement shall be heard in the County of Orange, State of California.

       8. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of said State.

       9. PROFESSIONAL FEES. In the event either party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, accountants' fees, and experts' fees.

       The Parties hereto, agreeing to be bound, hereby execute this Agreement effective as of the date first set forth above.

JUMP SOFTWARE, INC.                       CONVERTER



_________________________________         __________________________________
BY: DICK MATHEWS
ITS: PRESIDENT